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                                                                   EXHIBIT 10.48

                                                    (Flagstar Logo appears here)


                                October 3, 1994
Dear
     This letter is to outline the terms of a severance arrangement offered to certain key personnel within Flagstar. Under the terms of this arrangement, you will be entitled to a lump sum payment upon the occurrence of certain triggering events through November 1997. These triggering events are:
          a. Flagstar terminates your employment for any reason other than fraud or other illegal acts, or
          b. The company takes an action resulting in a diminution in your position, authority, responsibilities or compensation (excluding an isolated, insubstantial and/or inadvertent action not taken in bad faith which the company promptly remedies after notice by you), and you leave the company within 30 days of giving Jerome J. Richardson notice of your intent to resign under this provision, or
          c. Jerome J. Richardson leaves the employment of the company prior to his currently existing contract expiration date and you leave within six months thereafter.
     This payout will be equal to 200% of your then existing annual base salary and will be subject to required withholding for income and FICA taxes. Under no circumstances will you receive more than this amount regardless of the number of triggering events.
     If you are in agreement with these terms, please sign one copy of this letter and return it to me in an envelope marked "Private and Confidential". This letter will then become effective.
                                         Sincerely,
                                         /s/          EDNA K. MORRIS
                                         Edna K. Morris
                                         Senior Vice President
                                         Human Resources
AGREED AND ACCEPTED: